Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

EXELON CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2990190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
37th Floor, 10 South Dearborn Street
Post Office Box 805379
Chicago, Illinois 60680-5379
(312) 394-7398
(Address of principal executive offices)
EXELON CORPORATION EMPLOYEE STOCK PURCHASE PLAN
EXELON CORPORATION EMPLOYEE STOCK PURCHASE PLAN FOR UNINCORPORATED SUBSIDIARIES
(Full title of the plans)
J. BARRY MITCHELL
Senior Vice President, Chief Financial Officer and Treasurer
Exelon Corporation
37th Floor, 10 South Dearborn Street
Chicago, Illinois 60680-5379
(312) 394-7398
(Name and address of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of securities	Amount to be	offering price	aggregate	registration
to be registered	registered	per share	offering price	fee
Common Stock, no par value(1)	500,000 shares	$52.00(1)	$26,000,000(1)	$3,060.20

(1)	Estimated pursuant to Rule 457(h) and (c) solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of the common stock of Exelon Corporation as reported on the New York Stock Exchange on August 8, 2005.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, as filed by Exelon Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement and made a part hereof:
(a) the Registrant’s annual report on Form 10-K for the year ended December 31, 2004 (filed on February 23, 2005);
(b) the Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2005 (filed on April 26, 2005) and June 30, 2005 (filed on July 26, 2005);
(c) the Registrant’s Current Reports on Form 8-K dated January 24, 2005 (filed on January 28, 2005), January 31, 2005 (filed on February 1, 2005), February 4, 2005 (filed on February 4, 2005), February 22, 2005 (filed on February 22, 2005), February 23, 2005 (filed on February 25, 2005), March 4, 2005 (filed on March 7, 2005), March 7, 2005 (filed on March 8, 2005), March 30, 2005 (filed on March 30, 2005), April 1, 2005 (filed on April 5, 2005), April 26, 2005 (filed on April 27, 2005 and amended on June 30, 2005), May 9, 2005 (filed on May 10, 2005), May 13, 2005 (filed on May 13, 2005), June 6, 2005 (filed on June 7, 2005), June 9, 2005 (filed on June 10, 2005), June 30, 2005 (filed on June 30, 2005) and July 12, 2005 (filed on July 12, 2005); and
(d) the description of the Registrant’s common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment thereto or report filed for the purpose of updating such description.
     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL”) contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses he or she may incur in connection with a threatened, pending or completed civil, administrative or investigative proceeding by reason of the fact that he or she is or was a representative of the corporation or was serving at the request of the corporation as a representative of another enterprise, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation, unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending these actions if they are successful on the merits or otherwise in the defense of such actions.
     Section 1746 of the PBCL provides that indemnification under the other sections of Subchapter D is not exclusive of other rights that a person seeking indemnification may have under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, whether or not the corporation would have the power to indemnify the person under any other provision of law. However, Section 1746 prohibits indemnification in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
     Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against any liability asserted against such person and incurred by him or her in that capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D.
     The Registrant’s by-laws provide that it is obligated to indemnify directors and officers and other persons designated by the board of directors against any liability, including any damage, judgment, amount paid in settlement, fine, penalty, cost or expense (including, without limitation, attorneys’ fees and disbursements) incurred in connection with any proceeding. The Registrant’s by-laws provide that no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by arbitration or otherwise to have constituted willful misconduct or recklessness or attributable to receipt from the Registrant of a personal benefit to which the recipient is not legally entitled.
     As permitted by PBCL Section 1713, the Registrant’s by-laws provide that directors generally will not be liable for monetary damages in any action, whether brought by shareholders directly or in the right of the Registrant or by third parties, unless they fail in the good faith performance of their duties as fiduciaries (the standard of care established by the PBCL), and such failure constitutes self-dealing, willful misconduct or recklessness.
     The Registrant has purchased directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following is a list of exhibits filed as part of this Registration Statement.

Exhibit
Number	Description of Exhibit
4.1	Articles of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4, Registration Statement No. 333-37082).

4.2	Amendment to Articles of Incorporation of Registrant (incorporated herein by reference to Exhibit 3-1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2004, File No. 1-16169).

4.3	Exelon Corporation Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, Registration Statement No. 333-61390).

4.4	Exelon Corporation Employee Stock Purchase Plan for Unincorporated Subsidiaries (incorporated herein by reference to Annex I of the Registrant’s Joint Proxy Statement and Prospectus dated May 31, 2005, Registration Statement No. 333-122704, filed on June 3, 2005 pursuant to Rule 424(b)(3)).

5.1	Opinion of Sidley Austin Brown & Wood LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Sidley Austin Brown & Wood LLP (included in its opinion filed as Exhibit 5.1 hereof).

24.1	Form of Powers of Attorney.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois on the 10th day of August, 2005.

EXELON CORPORATION
By:	/s/ John W. Rowe
John W. Rowe
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the indicated date.

Signature	Capacity	Date

/s/ John W. Rowe	Chairman and Chief Executive	August 10, 2005

John W. Rowe	Officer and Director

/s/ John F. Young	Executive Vice President,	August 10, 2005

John F. Young	Finance and Markets
(Principal Financial Officer)

/s/ J. Barry Mitchell	Senior Vice President, Chief	August 10, 2005

J. Barry Mitchell	Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Matthew F. Hilzinger	Vice President and Corporate Controller	August 10, 2005

Matthew F. Hilzinger	(Principal Accounting Officer)
     This Registration Statement has also been signed by J. Barry Mitchell in his individual capacity as Attorney-in-Fact on behalf of the following Directors on the date indicated:

Edward A. Brennan	M. Walter D’Alessio
Nicholas DeBenedictis	Admiral Bruce DeMars
Nelson A. Diaz	Sue L. Gin
Rosemarie B. Greco	Edgar D. Jannotta
John M. Palms	William C. Richardson
Thomas J. Ridge	John W. Rogers
John W. Rowe	Ronald Rubin
Richard L. Thomas

By:	/s/ J. Barry Mitchell	Date: August 10, 2005

J. Barry Mitchell
(Attorney-in-Fact for the Directors set forth above)

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	Articles of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4, Registration Statement No. 333-37082).

4.2	Amendment to Articles of Incorporation of Registrant (incorporated herein by reference to Exhibit 3-1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2004, File No. 1-16169).

4.3	Exelon Corporation Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, Registration Statement No. 333-61390).

4.4	Exelon Corporation Employee Stock Purchase Plan for Unincorporated Subsidiaries (incorporated herein by reference to Annex I of the Registrant’s Joint Proxy Statement and Prospectus dated May 31, 2005, Registration Statement No. 333-122704, filed on June 3, 2005 pursuant to Rule 424(b)(3)).

5.1	Opinion of Sidley Austin Brown & Wood LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Sidley Austin Brown & Wood LLP (included in its opinion filed as Exhibit 5.1 hereof).

24.1	Form of Powers of Attorney.